EXHIBIT  5.1
LEGAL  OPINION  OF  CHINA  LAW  OFFICE


                                CHINA LAW OFFICE
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Room  B2.  32/IF,  United  Centre,                 Tel: 2827 9700 Fax: 2598 8715
95  Queensway, Hong Kong                         E-mail: china1aw@netvigator.oom
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9  April,  2001


Orient  Packaging  Limited
3C.  Chinaweal  Centre
414-424  Jaffe  Road
Wanchai,  Hong  Kong


Attn:  MrNils  A  Oilquist/Managing  Director

Re: The People's Republic of China ("PRC") Lega1 Opinions on the Financial/ Legal liabilities of the Foreign Partner with the Sino-foreign Equity Joint Venture(the "EJV") - Wuhan Dong Feng Paper Company Limited

Deer  Sir,

China Law office is the sole foreign Paw firm in Hong Kong to practice the PRC 1aws and regulations, with the approvals of the PRC Ministry of Justice and annual registration with The Law Society of Hong Kong. All lawyers with the law firm are currently licensed Chinese lawyers, qualified to render legal Opinions on any issues, including the subject matter, in connection with Mainland China.

Our legal opinions ate issued primarily pursuant to the valid Chinese laws and regulations as follows:

1.     PRC  Law  on  Equity  Joint  Ventures;
2.     Regulations  for  the  Implementation  of  the  PRC  Law  on  Equity
       Joint  Ventures;
3.     PRC  Company  Law;
4. Several Regulations on the Registered Capitals Contributed by Each Investment Partner of EJV.
5.     Measures  for  liquidation  of  Foreign  Investment  Enterprises.

In order to render proper legal opinions, we have also examined the Contracts and Article of Association of the EJV which you delivered to us. We further presume or suppose to be authentic and/or currently valid that:

1.  The EJV  was legally  approved by  Ministry  of Foreign  Trade  and Economic
Cooperation ('MOFTEC") to be established and registered with the State Administration of Industry and Commerce ("SAIC") at the outset arid is currently in valid existence;


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2.       The  Contract  and  Articles  of Association of the EJV are still valid and all the amendments to the two documents are legally approved by MOFTEC and/are registered with SAIC, as necessarily required.

3. The EJV does not owe any debts in any forms so far to any other persons (including without limitations to companies, entities or individuals). The EJV does not owe any debts in any forms to any of its investment partners either, although each partner of the EJV is said not to have made full contributions of the registered capitals to the EJV as necessarily required by the Contract and Articles of Association as well as the relevant laws and regulations. Both the Chinese and foreign investment partners, however, arc said to have agreed not to sue each other for any damages and liabilities in any names/forms resulting from any breaches of contract (including the insufficient contributions of the proportioned registered capitals).

4. The foreign partner of the EJV has not borrowed any monies in any forms from the EJV or has not made guarantees in any forms for the EJV, and also does not have any financial / legal connections in any forms, except the simple relationship, with the EJV as a foreign investment partner.

5. The foreign partner of the EJV has not committed any torts or crimes in any forms to the EJV.

Given the aforesaid presumptions true and/or currently valid, we reader the PRC legal opinions as follows:

1. The JUV is a limited liability company, and shall be liable for its debts to any persons with all of its owned assets. The remaining assets after the clearance of debts shall be distributed among the investment partners with the EJV in proportion to each partner's investment to the registered capitals, unless indicated otherwise in the valid Agreement, if any, Contract and Articles of Association of the EJV.

2. Each Investment partner with the EJV is liable to the EJV within the limit of the registered capitals subscribed by it. The foreign investment partner shall not be required to assume any financial / legal liabilities to the EJV or any other persons beyond its proportioned contributions to the registered capitals, unless otherwise stipulated or agreed-upon without violations of any laws or regulations.

3. We have noticed that Article 69 of the Articles of Association of the EJV seems a bit vague confused in terns of the liabilities of the EJV, but the Chinese laws and regulations are quite clear on the regards (see the previous paragraphs). Besides, Article 81 of the Articles of Association provides that should there be inconsistent between the Article of Association and PRC laws and regulations, the latter prevails.

Therefore, you as the foreign investment partner of the EJV shall not be liable for any other financial/legal liabilities pursuant to the valid Chinese laws and regulations as well as the Contract and Articles of Association, unless otherwise stipulated or agreed-upon without violations of any laws or regulations.


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4.  Since both the Chinese  and the foreign investment  partners with the EJV do not have objections to terminate the EJV contract so as to close the EJV, a resolution by Board of Directors and a termination agreement by all the investment partners have to be reached before the EJV applies for its termination and liquidation. The liquidation of the EJV can be processed primarily in accordance with the Measures of Liquidation of the Foreign Investment Enterprises and (the Contract and Articles of Association of the EJV as well as the relevant laws and regulations.

We render the legal opinions in relation to captioned matters. Without our prior consents in writing, this legal opinion can not be used /presented/ delivered/ served as for any other purposes/ to any other persons/ or any occasions.

Sincerely  yours.

/s/ Peter Bai & Jason Zhang
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Peter  Bai  &  Jason  Zhang
China  Law  Office


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